Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292106

PROSPECTUS

MultiSensor AI Holdings, Inc.

Resale of up to 34,229,826 Shares of Common Stock

Resale of up to 68,459,652 Shares of Common Stock Underlying Warrants or Issuable Upon Conversion of Series A Convertible Preferred Stock Underlying Warrants

This prospectus relates to the resale, from time to time, by the selling securityholders identified in this prospectus (the “Selling Stockholders”) of (i) up to 34,229,826 shares of our common stock, par value $0.0001 per share (the “Common Stock”), and (ii) up to 68,459,652 shares of Common Stock issuable upon the exercise of warrants (the “Warrants”), in each case, which were issued to the Selling Stockholders in connection with a private placement (the “Private Placement”). The Warrants provide that each Selling Stockholder’s beneficial ownership of Common Stock, including after taking into account the full exercise of such Selling Stockholder’s Warrant, shall in no event exceed 49.5% of our issued and outstanding Common Stock (the “Beneficial Ownership Cap”). In the event that a Selling Stockholder’s Warrant is not exercisable for shares of Common Stock due to the beneficial ownership of such Selling Stockholder exceeding the Beneficial Ownership Cap, the applicable Warrant will be exercisable for shares of our Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), which will be automatically convertible on a 1-for-1,000 basis (subject to adjustment) into an equivalent number of shares of Common Stock for which the Warrant is exercisable upon transfer. Therefore, this prospectus also relates to the resale of the shares of Series A Preferred Stock issuable in lieu of Common Stock upon exercise of the Warrants pursuant to the preceding sentence and the delivery of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

The exercise price and number of shares of Common Stock underlying the Warrants are subject to full ratchet anti-dilution protection and adjustments in certain events; provided, however, that in no event will the exercise price of the Warrants equal less than $0.14944 per share of Common Stock. Therefore, this prospectus also covers up to 118,906,500 additional shares of Common Stock issuable upon exercise of the Warrants in the event that the Warrants are adjusted pursuant to their terms.

We are registering certain of the securities for resale pursuant to registration rights granted to the Selling Stockholders. Our registration of such securities does not mean that such Selling Stockholders will offer or sell any of the shares of Common Stock or Series A Preferred Stock. The Selling Stockholders may offer, sell or distribute all or a portion of their shares of Common Stock or Series A Preferred Stock publicly or through private transactions at prevailing market prices or at negotiated prices.

We will not receive any proceeds from the resale of the shares of Common Stock or Series A Preferred Stock by the Selling Stockholders. We will receive the proceeds from any cash exercise of the Warrants, which we intend to use for general corporate and working capital purposes. We may receive up to an aggregate of approximately $28.0 million from the cash exercise of the Warrants. The likelihood that holders of Warrants will exercise their Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock. See “Use of Proceeds” for additional information. Any proceeds from the exercise of the Warrants would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of the Warrants when planning for our operational funding needs.

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Investing in our securities involves risks. See the “Risk Factors” on page 7 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “MSAI”. On December 11, 2025, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.51 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders may sell securities from time to time and in one or more offerings as described in this prospectus. When the Selling Stockholders offer and sell the shares, we or the Selling Stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by applicable law, we may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference or, in each case, any earlier date specified for such information, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

In this prospectus, unless the context otherwise requires, references to “we,” “our,” “us” and the “Company” refer to MultiSensor AI Holdings, Inc. and its consolidated subsidiaries. References to “you” mean the potential holders of the applicable securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, and our officers and representatives may from time to time make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Words such as “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” or “will” or the negative of these terms or other similar expressions are intended to identify such forward-looking statements. Statements regarding our future results of operations and financial position, business strategy, and plans and objectives of management for future operations, the Company’s expected incurrence of significant expenses and continuing losses in the future, expansion of the Company’s Software as a Service (“SaaS”) capabilities and offerings, the Company’s expected future research and development costs and expected growth are forward-looking statements.

These statements speak only as of the date on which they were made and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

•	continued low income, net losses, negative cash flows from operations and negative net working capital;

•	failure to maintain competitive sales prices or reduce costs;

•	failure to successfully manage the expansion of our SaaS capabilities and offerings;

•	incurrence of substantial research and development costs;

•	product recalls, product liability claims and any resultant impact on our reputation;

•	certain of the Company’s subscriptions are subject to cancellation without advance notice;

•	cost and availability of capital;

•	the loss of large customers; and

•	the inability to effectively grow our sales, network of distributors, or business prospects.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein and in the documents incorporated by reference herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties discussed in the “Risk Factors” section on page 7 of this prospectus, in our Annual Report on Form 10-K or in other periodic and current reports we file with the SEC.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.

These documents are also available, free of charge, through the Investor Relations section of our web site, which is located at www.multisensorai.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 28, 2025;

•	information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2025;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on May 13, 2025, August 13, 2025 and November 13, 2025, respectively;

•	our Current Reports on Form 8-K as filed with the SEC on January 6, 2025, January 8, 2025, February 11, 2025, March 28, 2025, May 16, 2025, June 2, 2025, June 6, 2025, June 6, 2025, October 1, 2025, October 30, 2025, November 5, 2025 and November 20, 2025 (other than any portions thereof deemed furnished and not filed); and

•	the description of our capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, including any amendments or reports that we may file in the future for the purpose of updating the description of our capital stock.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, will also be considered to be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or any accompanying prospectus supplement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

MultiSensor AI Holdings, Inc.

Attn: Robert Nadolny

Chief Financial Officer

2105 West Cardinal Drive

Beaumont, Texas 77705

Telephone: (866) 861-0788

THE COMPANY

MultiSensor AI Holdings, Inc. and its wholly owned subsidiaries build and deploy intelligent multi-sensing platforms incorporating edge and cloud software solutions that leverage artificial intelligence. We are a provider of sensing systems built around high-resolution thermal imagers, visible and acoustic imagers, as well as vibration and laser spectroscopy sensors, that perceive and measure heat, sound, vibration, and gas in industrial assets and the surrounding environment, helping companies gain insight to protect and manage their most important assets and infrastructure. We believe our platform is high performing and attractively priced across each of our primary target markets: distribution and logistics; manufacturing; and oil and gas. We also offer a wide range of form factors for our sensor devices, including, among other form factors, small to large handheld designs with built-in displays and controls, fixed-mounted single- and multi-sensor camera sensor systems, with or without displays and controls, and mobile multi-sensor payload and gimbal systems for unmanned aerial vehicles.

We believe that our digital multi-sensor software technology platform positions us to become a leader in thermal and related sensing as the introduction of continuous streaming thermal data alongside other adjacent sensor data, coupled with automated insights, replaces intermittent manual thermal and physical inspections. Additionally, our cloud-connected thermal, visible, acoustic, vibration, and spectroscopy big data capture enables artificial intelligence and machine learning opportunities to elevate critical asset management to a new level and provide differentiated insight. In partnering with several blue-chip multinational customers throughout the development process, we have illustrated several high-value use cases for our MSAI Edge and MSAI Connect software across our three target markets, as described below. We are also focused on growing our position as a SaaS leader in predictive maintenance.

The registrant was initially incorporated as a Delaware corporation on May 14, 2021, originally formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. On December 19, 2023, a merger was consummated, which resulted in the registrant changing its name from “SportsMap Tech Acquisition Corp.” to “Infrared Cameras Holdings, Inc.” On February 9, 2024, the registrant subsequently changed its name to MultiSensor AI Holdings, Inc.

Our principal executive offices are located at 2105 West Cardinal Drive, Beaumont, Texas 77705 and our telephone number is (866) 861-0788. Our website address is www.multisensorai.com. Information contained in, or accessible through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and any updates in our Quarterly Reports on Form 10-Q, or in other documents that are filed after the date hereof and incorporated by reference into this prospectus and any prospectus supplement or applicable free writing prospectus related to a particular offering. The risks and uncertainties we have described are not the only ones we face. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of Common Stock or Series A Preferred Stock by the Selling Stockholders.

The Selling Stockholders will pay all incremental selling expenses relating to any sale of their shares of Common Stock and Series A Preferred Stock, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, exchange listing fees and fees and expenses of our counsel and our accountants.

We will receive the proceeds from any cash exercise of Warrants. We may receive up to an aggregate of approximately $28.0 million from the cash exercise of the Warrants. The exercise price of the Warrants is $0.409 per share, subject to adjustment in accordance with the terms of the Warrants. The likelihood that holders of Warrants will exercise their Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock.

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of the Warrants for general corporate and working capital purposes. Any proceeds from the exercise of the Warrants would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of the Warrants when planning for our operational funding needs. The Company will have broad discretion over the use of any such proceeds.

There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED HEREUNDER

The following description of our Common Stock and Series A Preferred Stock is not complete and may not contain all the information you should consider before investing in such securities. This description is summarized from, and qualified in its entirety by reference to our second amended and restated certificate of incorporation (the “Charter”), our second amended and restated bylaws (the “Bylaws”), the Series A Convertible Preferred Stock Certificate of Designations filed with the Delaware Secretary of State on October 27, 2025, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capital Stock

Our Charter authorizes the issuance of 310,000,000 shares of capital stock, consisting of (i) 300,000,000 authorized shares of Common Stock, par value $0.0001 per share and (ii) 10,000,000 authorized shares of preferred stock, par value $0.0001 per share, of which 20,000 have been designated as Series A Preferred Stock. As of December 4, 2025, there were 52,874,445 shares of common stock outstanding and no shares of Series A Preferred Stock outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine, and will share in any such dividends pro rata in proportion to the number of shares of Common Stock held by each such holder.

Liquidation

Subject to preferences that may apply to shares of preferred stock outstanding at the time, in the event our Company is liquidated or dissolved, the holders of outstanding shares of our Common Stock will be entitled to receive the net assets of our Company legally available for distribution to stockholders after the payment of all debts and other liabilities of our Company and after making provision for preferential and other amounts (if any) to which holders of shares of preferred stock outstanding at the time are entitled, and will share in any such distribution pro rata in proportion to the number of shares of Common Stock held by each such holder.

Voting Rights

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have cumulative voting rights.

No Preemptive or Similar Rights

Shares of our Common Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Series A Preferred Stock

Maturity

Subject to the conversion rights described below, shares of Series A Preferred Stock are perpetual securities.

Voting Rights

Except as required by law, the Series A Preferred Stock is non-voting.

Dividend Rights

Holders of the Series A Preferred Stock are entitled to receive dividends on each share of Series A Preferred Stock equal to dividends actually paid on each share of Common Stock on an as-converted basis.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, holders of the Series A Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders the same amount that the holders would have been entitled to receive had their Series A Preferred Stock converted to Common Stock immediately prior to such event.

No Preemptive or Similar Rights

Shares of our Series A Preferred Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Conversion and Transferability

The Series A Preferred Stock is convertible on a one-for-1,000 basis (subject to adjustment for certain recapitalizations and similar events) into shares of Common Stock (i) at the holder’s request as long as the conversion does not cause such holder’s beneficial ownership of Common Stock to exceed the Beneficial Ownership Cap, and (ii) automatically upon transfer as long as such transfer does not cause the transferee’s beneficial ownership of Common Stock to exceed the Beneficial Ownership Cap.

Anti-Takeover Effects of Delaware Law

The provisions of the DGCL, the Charter and the Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the corporation’s board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by the corporation’s board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

•	Under Section 203, a “business combination” includes:

o	any merger or consolidation involving the corporation and the interested stockholder;

o	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

o	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

o	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of any class or series of the corporation beneficially owned by the interested shareholder; and

o	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any approvals required under the listing requirements of any stock exchange on which our Common Stock is listed or quoted. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and reserved stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Special Meetings of Stockholders; Stockholder Action

The Charter provides that, subject to the rights of the holders of any preferred stock, special meetings of the stockholders may be called only by (i) our board of directors, (ii) the chairperson of our board of directors, or (iii) our chief executive officer or president, and special meetings of stockholders may not be called by any other person or persons. The Charter and the Bylaws also prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) otherwise properly brought before the meeting by our board of directors or the Chairman of board of directors, or (c) otherwise properly brought before the meeting by any stockholder present in person (x) who was a stockholder of record entitled to vote at such annual meeting on the date on which notice of the meeting was given pursuant to the Bylaws and on the record date for the determination of stockholders entitled vote at such meeting and is entitled to vote at such meeting, and (y) who complies with the notice procedures set forth in the Bylaws, or properly makes such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder and complies with requirements of such rules for inclusion of the proposal in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice thereof in proper written form to our secretary and the proposed business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by our secretary at our executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than close of business on the 120th day before the annual meeting or, if later, not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations “properly brought” before such meeting by our board of directors or stockholders pursuant to the requirements described above. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Stockholder Action by Written Consent

The Charter prohibits stockholder action by written consent.

Amendment of Certificate of Incorporation and Bylaws

The Charter further provides that the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of our voting stock entitled to vote thereon, voting as a single class, is required to amend certain provisions of the Charter, including, among other things, provisions relating to our board’s ability to create and issue preferred stock, the size of our board of directors, the election and removal of directors, actions by stockholders, limitation of liability of directors, indemnification of directors and officers, and forum for stockholder actions and proceedings. The affirmative vote of holders of at least 66 and 2∕3% of the voting power of all of the then outstanding shares of our voting stock entitled to vote generally in an election of directors, voting as a single class, is required for stockholders to adopt, amend or repeal the Bylaws, although the Bylaws may be adopted, amended or repealed by our board of directors.

Forum Selection

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (1) any derivative action brought on behalf of the Company, (2) any claim of breach of a fiduciary duty owed by any of our directors or officers to us or to our stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Charter or the Bylaws or (4) any claim against us governed by the internal affairs doctrine. The Charter designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act. The Charter provides that the foregoing forum selection provisions will not apply to any claim as to which the Delaware Chancery Court or the federal courts, as applicable, determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), or for which such court does not have subject matter jurisdiction. Notwithstanding the foregoing, the foregoing forum selection provisions shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers of Directors

The Charter and the Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the applicable law, subject to certain limited exceptions. We have entered into, or will enter into, indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under the applicable law. In addition, as permitted by applicable law, the Charter includes provisions that eliminate the personal liability of directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, as applicable.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Common Stock is listed for trading on The Nasdaq Capital Market under the symbol “MSAI”.

SELLING STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder immediately prior to the sale of shares of Common Stock in this offering, the number of shares of Common Stock that may be sold by each Selling Stockholder under this prospectus, and the number and percentage of shares of Common Stock that each Selling Stockholder will beneficially own before and after this offering.

The Warrants (other than those held by 325 Capital LLC and its affiliates) provide that a Selling Stockholder may not exercise such Warrants to the extent such exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of our Common Stock which would exceed 4.99% (or 9.99% at the election of the holder) of our then outstanding shares of Common Stock following such exercise. The number of shares in the first, third and fourth numerical columns does not reflect these limitations, however the percentage of shares beneficially owned in the second numerical column does reflect these limitations. The fifth numerical column lists the percentage of shares of Common Stock beneficially owned by the Selling Stockholders after the offering, taking account of these limitations. The fourth and fifth numerical columns assume the sale of all the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus and that the Selling Stockholders do not acquire any additional shares of Common Stock before the completion of this offering. However, because the Selling Stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of any sales. The Selling Stockholders may sell some, all or none of their shares in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares.

The Warrants also provide that each Selling Stockholder’s beneficial ownership of Common Stock, including after taking into account the full exercise of such Selling Stockholder’s Warrants, shall in no event exceed the Beneficial Ownership Cap. In the event that a Selling Stockholder’s Warrant is not exercisable for shares of Common Stock due to the beneficial ownership of such Selling Stockholder exceeding the Beneficial Ownership Cap, the applicable Warrant will be exercisable for shares of our Series A Convertible Preferred Stock, which will be automatically convertible on a 1-for-1,000 basis (subject to adjustment) into an equivalent number of shares of Common Stock for which the Warrant is exercisable upon transfer. The following table assumes that the exercise of the Warrants by each Selling Stockholder would not cause such Selling Stockholder to exceed the Beneficial Ownership Cap, and therefore, that all Warrants are exercised in full for Common Stock.

The Selling Stockholders may, from time to time, offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock or Series A Preferred Stock other than through a public sale.

	Ownership Before Offering			Ownership After Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	% of Common Stock Beneficially Owned	Maximum Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned	% of Common Stock Beneficially Owned
325 Capital LLC (2)	60,820,943	40.9%	51,344,736	9,476,207	6.4%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(3)	7,334,964	4.9%	7,334,964	-	-
Alvin Fund LLC(4)	2,933,985	2.0%	2,933,985	-	-
Brad Sanders	366,747	*	366,747	-	-
Brett Sanders	366,747	*	366,747	-	-
Christine M. Patterson	366,747	*	366,747	-	-
Don A. Sanders	1,100,244	*	1,100,244	-	-
Don Weir	183,375	*	183,375	-	-
Ellen-Maria Gorrissen Trust II U/A Dated June 3, 1993(5)	3,667,479	2.5%	3,667,479	-	-
Eric Weir	183,375	*	183,375	-	-
Ghisallo Master Fund LP(6)	3,667,479	2.5%	3,667,479	-	-
Hale Capital Partners, LP(7)	7,334,964	4.9%	7,334,964	-	-
Hudson Bay Master Fund Ltd.(8)	3,667,583	2.5%	3,667,482	101	*
Intracoastal Capital LLC(9)	7,334,964	4.9%	7,334,964	-	-
James W. Christmas	1,100,244	*	1,100,244	-	-
Joe Kaplan	183,375	*	183,375	-	-
KATE AUCLAIR WEIR 2003 TRUST DON WEIR TTEE(10)	183,375	*	183,375	-	-
Katherine U. Sanders	550,125	*	550,125	-	-
KENDALL MICHELLE TATE 2002 TRUST DON WEIR TTEE(11)	183,375	*	183,375	-	-
L1 Capital Global Opportunities Master Fund(12)	7,334,964	4.9%	7,334,964	-	-
Laura Kay Sanders	366,747	*	366,747	-	-
Laura Moore	366,747	*	366,747	-	-
Lisa Weir	183,375	*	183,375	-	-
Livingston Kosberg	366,747	*	366,747	-	-
Robert Jeffrey Williams	754,405	*	733,497	20,908	*
Susan Sanders	366,747	*	366,747	-	-
Tanya J. Drury	366,747	*	366,747	-	-
Tanya Jo Drury Trust	550,125	*	550,125	-	-

* Less than 1%.

(1)

The percentage of beneficial ownership is calculated based on 52,874,445 outstanding shares of Common Stock as of December 4, 2025. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)

The securities reported by 325 Capital LLC (“325 Capital”), as investment manager, may be deemed to be beneficially owned by 325 Capital Master Fund LP, Gothic Corporation, Gothic ERP LLC, Gothic HSP Corporation and Gothic JBD LLC (collectively, the “Separately Managed Accounts”). 325 Capital has voting and investment discretion over the securities held by each of the Separately Managed Accounts. Michael Braner, Daniel Friedberg, and Anil Shrivastava are Managing Members of 325 Capital and may also be deemed to be the beneficial owners of these securities. As of the date of this prospectus, Mr. Friedberg is a member of our board of directors. 325 Capital previously participated in a private placement of the Company’s securities pursuant to that certain Securities Purchase Agreement, dated June 27, 2024 (the “2024 SPA”). Pursuant to the 2024 SPA, 325 Capital purchased 2,772,561 shares of Common Stock and pre-funded warrants to purchase up to 6,602,439 shares of Common Stock, which such pre-funded warrants were subsequently exercised.

(3)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these securities. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the securities held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these securities.

(4)	George Melas-Kyriazi has discretionary authority to vote and dispose of the shares held by Alvin Fund LLC.
(5)

Michael M. Kellen, Trustee of the Ellen-Maria Gorrissen Trust II U/A Dated June 3, 1993, has discretionary authority to vote and dispose of the shares held by the Ellen-Maria Gorrissen Trust II U/A Dated June 3, 1993 and may be deemed to be the beneficial owner of these securities.

(6)

Ghisallo Capital Management LLC, the investment manager of Ghisallo Master Fund LP, has discretionary authority to vote and dispose of the shares held by Ghisallo Master Fund LP and may be deemed to be the beneficial owner of these securities. Michael Germino, as the general partner of Ghisallo Master Fund LP, may also be deemed to have investment discretion and voting power over the securities held by Ghisallo Master Fund LP. Mr. Germino disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(7)

Martin M. Hale, Jr. is the Chief Executive Officer and Managing Member of Hale Capital Management, LP, the investment manager for Hale Capital Partners, LP. Mr. Hale disclaims beneficial ownership of the securities except to the extent of any pecuniary interest therein.

(8)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities except to the extent of any pecuniary interest therein.

(9)

Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The business address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(10)	Don Weir, Trustee of the KATE AUCLAIR WEIR 2003 TRUST DON WEIR TTEE, may be deemed to be the beneficial owner of the securities held by the KATE AUCLAIR WEIR 2003 TRUST DON WEIR TTEE.
(11)	Don Weir, Trustee of the KENDALL MICHELLE TATE 2002 TRUST DON WEIR TTEE, may be deemed to be the beneficial owner of the securities held by the KENDALL MICHELLE TATE 2002 TRUST DON WEIR TTEE.
(12)

David Feldman and Joel Arber are the directors of L1 Capital Global Opportunities Master Fund. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own the securities held by L1 Capital Global Opportunities Master Fund, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(13)	Tanya Drury, Trustee of the Tanya Jo Drury Trust, may be deemed to be the beneficial owner of the securities held by the Tanya Jo Drury Trust.

PLAN OF DISTRIBUTION

The Selling Stockholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Series A Preferred Stock, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock and Series A Preferred Stock covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

The shares of Common Stock and Series A Preferred Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholders may sell their shares of Common Stock and Series A Preferred Stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the applicable exchange;
•	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, the Selling Stockholders may transfer the securities by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The Selling Stockholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

The Selling Stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act or amendment to the registration statement of which this prospectus forms a part supplementing or amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Stock or Series A Preferred Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

In offering the securities covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Haynes and Boone, LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of MultiSensor AI Holdings, Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

MultiSensor AI Holdings, Inc.

Resale of up to 34,229,826 Shares of Common Stock

Resale of up to 68,459,652 Shares of Common Stock Underlying Warrants or Issuable Upon Conversion of Series A Convertible Preferred Stock Underlying Warrants

Prospectus

December 30, 2025